Exhibit 5.1

January 25, 2021

UWM Holdings Corporation

585 South Boulevard E

Pontiac, Michigan 48341

Re:	UWM Holdings Corporation Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to UWM Holdings Corporation, a Delaware corporation (the “Company”), in connection with (A) the proposed issuance of up to 15,874,987 shares (the “Warrant Shares”) of the Company’s Class A common stock, $0.0001 par value per share (“Class A Common Stock”), issuable from time to time upon exercise of issued and outstanding warrants (the “Warrants”), and (B) the resale from time to time of (i) up to 5,250,000 Warrants to purchase shares of the Class A Common Stock (the “Selling Holder Warrants”) by certain of the selling holders identified in the Registration Statement (as defined herein) (the “Selling Holders”), (ii) up to 5,250,000 Warrant Shares (the “Selling Holder Warrant Shares”) by certain of the Selling Holders, (iii) up to 60,625,000 shares of Class A Common Stock by certain of the Selling Holders (the “Selling Holder Shares”), and (iv) up to 50,000,000 shares of Class A Common Stock issuable upon exchange or conversion of the Company’s Class D common stock, $.0001 par value per share (“Class D Common Stock”) (the “SFS Shares”). The Warrant Shares, the Selling Holder Warrants, the Selling Holder Shares and the SFS Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 25, 2021 (as it may be amended, the “Registration Statement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Warrant Shares and resale of the Selling Holder Warrants, the Selling Holder Warrant Shares, the Selling Holder Shares and the SFS Shares.

We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. We have not independently verified such factual matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Warrant Shares have been duly authorized and, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

2.

The Selling Holder Warrants constitute valid and legally binding obligations of the Company, except as may be limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, moratorium and other similar laws affecting or relating to the rights of creditors generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

3.

The SFS Shares have been duly authorized and, when issued upon exchange or conversion of the Class D Common Stock in accordance with the terms of the Company’s Certificate of Incorporation and the Amended and Restated Limited Liability Company Agreement of UWM Holdings, LLC, will be validly issued, fully paid and nonassessable.

4.	The Selling Holder Shares have been duly authorized and are validly issued, fully paid and nonassessable.

This opinion is opining upon and is limited to the current federal laws of the United States, the state laws of the State of New York, and the Delaware General Corporation Law as such laws presently exist and to facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours very truly,

/s/ Greenberg Traurig, P.A.